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                                                                    Exhibit 2.3


                         PARTNERSHIP EXCHANGE AGREEMENT


         This Partnership Exchange Agreement (this "Agreement") is entered into this ____ day of _______, 1996 by and between Florida Panthers Hockey Club, Ltd., a Florida limited partnership (the "Partnership"), and Mr. H. Wayne Huizenga ("Huizenga").

                              W I T N E S S E T H:

         WHEREAS, Huizenga is the sole shareholder of all of the outstanding capital stock of each of Decoma Investment, Inc. I, a Texas corporation f/k/a BIL Development, Inc. ("Decoma I"), and Decoma Investment, Inc. II, a Texas corporation f/k/a Linbeck Miami Corporation ("Decoma II");

         WHEREAS, Huizenga, through his ownership of all the outstanding capital stock of each of Decoma I and Decoma II, owns approximately 78% of the partnership interests in Decoma Miami Associates, Ltd., the operator of the Miami Arena;

         WHEREAS, Huizenga is the holder of a note (the "Partnership Note") in the amount of $41,000,000, representing the amount the Partnership borrowed from Huizenga plus interest;

         WHEREAS, Florida Panthers Holdings, Inc., a Florida corporation ("Holdings"), has been formed in contemplation of the public offering (the "Public Offering") of shares of Holdings' Class A common stock, par value $.01 per share (the "Class A Common Stock"), pursuant to an effective Registration Statement on Form S-1;

         WHEREAS, as part of the organization of Holdings and in connection with the Public Offering, Huizenga desires to exchange the Partnership Note and all the outstanding capital stock (the "Decoma Capital Stock") of each of Decoma I and Decoma II (collectively valued at $8,100,000) for interest in the Partnership; and

         WHEREAS, upon consummation of the transactions contemplated by this Agreement, the Partnership will own all the outstanding Decoma Capital Stock.

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         SECTION 1 AGREEMENT TO EXCHANGE. Subject to the terms and conditions of this Agreement, Huizenga agrees to exchange the Partnership Note and the Decoma Capital Stock for interests in the Partnership equal to $49,100,000. This Agreement shall be effective the date hereof. Transactions contemplated hereby shall be closed immediately prior to the consummation of the Public Offering.

         SECTION 2 REPRESENTATIONS AND WARRANTIES OF THE PANTHERS. The Partnership represents and warrants to Huizenga that (a) the Partnership has all power and authority necessary to execute and deliver this Agreement and perform its obligations hereunder; (b) the execution, delivery and performance of this Agreement by the Partnership





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will not conflict with, or constitute a default under any agreement or instrument, or any order, rule or regulation of any court or governmental agency having jurisdiction over the Partnership or its property; and (c) no consent, authorization or order of, or filing or registration with, any court or governmental agency is required for the execution, delivery and performance of this Agreement by the Partnership.

         SECTION 3 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given if sent by registered or certified mail, first class postage prepaid, return receipt requested, to the address of such parties set forth below or such other future address as may be specified by any party by notice to all of the other parties. Such communications may also be given by personal delivery, by facsimile or by regular mail, but shall be effective only if and when actually received.

         If to the Partnership, at:

                          Florida Panthers Hockey Club, Ltd.
                          100 N.E. Third Avenue, Second Floor
                          Fort Lauderdale, Florida 33301
                          Fax:  (954) 768-1920

         If to Huizenga, at:

                          200 South Andrews Avenue, Sixth Floor
                          Fort Lauderdale, Florida 33301
                          Fax:  (954) 627-5080

         SECTION 4 AMENDMENT. This Agreement may not be modified, amended, altered or supplemented except upon execution and delivery of a written agreement executed by the parties hereto.

         SECTION 5        MISCELLANEOUS.

         (a) The provisions hereof shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns.

         (b) This Agreement may not be assigned without the prior written consent of the parties hereto.

         (c) This Agreement and the additional documents referenced herein merge all prior negotiations and agreements between the parties relating to the subject matter hereof and constitute the entire agreement between the parties relating to such subject matter. No prior or contemporaneous agreements, except as specified herein, written or oral, relating to such subject matter shall be binding.

         (d) Each party hereto specifically covenants and agrees that it will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the provisions of this Agreement.

         (e) This Agreement may be executed simultaneously in multiple counterparts, all of which together shall constitute one and the same instrument.

         (f) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.




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         IN WITNESS WHEREOF, the undersigned have executed and delivered this instrument as of the date first above written.

                                 FLORIDA PANTHERS HOCKEY CLUB, LTD., a Florida limited partnership

                                  By:  FLORIDA PANTHERS HOCKEY CLUB, INC., the
                                       General Partner


                                            By:
                                               -------------------------------
                                                Name:
                                                Title:


                                 H. WAYNE HUIZENGA


                                 ---------------------------------------------




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